Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Packaging Corporation of America Thrift Plan for Hourly Employees and the Packaging Corporation of America Retirement Savings Plan for Salaried Employees of our reports dated February 21, 2012, with respect to the consolidated financial statements and schedule of Packaging Corporation of America and the effectiveness of internal control over financial reporting of Packaging Corporation of America, included in its Annual Report (Form 10-K) for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois

February 22, 2012